Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-225754 and No. 333-189059) on Forms S-8, and in the registration statement (No. 333-237440) on Form S-3, of our reports dated February 28, 2022 with respect to the consolidated financial statements of Lakeland Bancorp, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey
February 28, 2022